Preliminary Pricing Supplement No. 14,952

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 17, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Trigger PLUS due April 1, 2031

Based on the Worst Performing of the DAX® Index, the EURO STOXX 50® Index and the STOXX® Europe 600 Index

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The Trigger PLUS (the “securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.

￭Payment at maturity. At maturity, if the final level of each underlier is greater than its initial level, investors will receive the stated principal amount plus the leveraged upside payment. If the final level of any underlier is equal to or less than its initial level but the final level of each underlier is greater than or equal to its downside threshold level, investors will receive only the stated principal amount at maturity. If, however, the final level of any underlier is less than its downside threshold level, investors will lose 1% for every 1% decline in the level of the worst performing underlier over the term of the securities. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

￭The value of the securities is based on the worst performing underlier. The fact that the securities are linked to more than one underlier does not provide any asset diversification benefits and instead means that a decline in the level of any underlier beyond its downside threshold level will adversely affect your return on the securities, even if the other underliers have appreciated or have not declined as much.

￭The securities are for investors who seek a return based on the performance of the worst performing underlier and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss of principal, each of which applies to a certain range of performance of the worst performing underlier over the term of the securities. Investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of any underlier. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underliers:

The DAX® Index (the “DAX Index”), EURO STOXX 50® Index (the “SX5E Index”) and STOXX® Europe 600 Index (the “SXXP Index”). We refer to each of the DAX Index, the SX5E Index and the SXXP Index as an underlying index.

Strike date:	March 27, 2026
Pricing date:	March 27, 2026
Original issue date:	April 1, 2026
Observation date:	March 27, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	April 1, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $957.10 per security, or within $55.00 of that estimate. See “Estimated Value of the Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated February 7, 2025 Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Trigger PLUS Principal at Risk Securities

Terms continued from the previous page
Payment at maturity per security:

•If the final level of each underlier is greater than its initial level:

stated principal amount + leveraged upside payment

•If the final level of any underlier is equal to or less than its initial level but the final level of each underlier is greater than or equal to its downside threshold level:

stated principal amount

•If the final level of any underlier is less than its downside threshold level:

stated principal amount × performance factor of the worst performing underlier

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

Final level:	With respect to each underlier, the closing level on the observation date
Initial level:

With respect to the DAX Index, , which is its closing level on the strike date

With respect to the SX5E Index, , which is its closing level on the strike date

With respect to the SXXP Index, , which is its closing level on the strike date

Leveraged upside payment:	stated principal amount × leverage factor × underlier percent change of the worst performing underlier
Leverage factor:	224.50%
Underlier percent change:	With respect to each underlier, (final level – initial level) / initial level
Downside threshold level:

With respect to the DAX Index, , which is 70% of its initial level

With respect to the SX5E Index, , which is 70% of its initial level

With respect to the SXXP Index, , which is 70% of its initial level

Worst performing underlier:	The underlier with the lowest percentage return from its initial level to its final level
Performance factor:	With respect to each underlier, final level / initial level
CUSIP:	61781ETU0
ISIN:	US61781ETU00
Listing:	The securities will not be listed on any securities exchange.

Morgan Stanley Finance LLC

Trigger PLUS Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underliers. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underliers, instruments based on the underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underliers, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Trigger PLUS Principal at Risk Securities

Hypothetical Examples

Hypothetical Payoff Diagram

The payment at maturity will be based solely on the performance of the worst performing underlier, which could be any underlier. The payoff diagram below illustrates the payment at maturity for a range of hypothetical performances of the worst performing underlier over the term of the securities, based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	224.50%
Downside threshold level:	70% of the initial level
Minimum payment at maturity:	None
Hypothetical Payoff Diagram

The Worst Performing Underlier
The Securities
Stated Principal Amount
Payment at Maturity per Security
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

￭Upside Scenario. If the final level of the worst performing underlier is greater than its initial level, investors will receive the stated principal amount plus 224.50% of the appreciation of the worst performing underlier over the term of the securities.

oIf the worst performing underlier appreciates 5%, investors will receive $1,112.25 per security, or 111.225% of the stated principal amount.

￭Par Scenario. If the final level of the worst performing underlier is equal to or less than its initial level but is greater than or equal to its downside threshold level, investors will receive the stated principal amount.

oIf the worst performing underlier depreciates 5%, investors will receive $1,000 per security.

￭Downside Scenario. If the final level of the worst performing underlier is less than its downside threshold level, investors will receive an amount that is significantly less than the stated principal amount, based on a 1% loss of principal for every 1%

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Trigger PLUS Principal at Risk Securities

decline in the level of the worst performing underlier. There is no minimum payment at maturity, and investors could lose their entire initial investment in the securities.

oIf the worst performing underlier depreciates 85%, investors will lose 85% of their principal and receive only $150 per security at maturity, or 15% of the stated principal amount.

Morgan Stanley Finance LLC

Trigger PLUS Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal and do not pay interest. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of any principal and do not pay interest. If the final level of any underlier is less than its downside threshold level, the payout at maturity will be an amount in cash that is significantly less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the worst performing underlier over the term of the securities. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭The amount payable on the securities is not linked to the values of the underliers at any time other than the observation date. The final levels will be based on the closing levels of the underliers on the observation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of each underlier appreciates prior to the observation date but then the value of any underlier drops by the observation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the values of the underliers prior to such drop. Although the actual values of the underliers on the stated maturity date or at other times during the term of the securities may be higher than their respective closing levels on the observation date, the payment at maturity will be based solely on the closing levels of the underliers on the observation date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of each underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underliers;

ointerest and yield rates in the market;

othe level of correlation between the underliers;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underliers or markets generally;

othe availability of comparable instruments;

othe composition of any underlier and changes in such composition, as applicable;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of any underlier is at, below or not sufficiently above its downside threshold level, or if market interest rates rise.

You can review the historical closing levels of the underliers in the section of this document called “Historical Information.” You cannot predict the future performance of an underlier based on its historical performance. The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the final level of each underlier will be greater than or equal to its downside threshold level so that you do not suffer a significant loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any

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priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the securities and/or sustaining a significant loss on your investment than if the securities were linked to just one underlier.

oAdjustments to an underlying index could adversely affect the value of the securities.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

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Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

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Historical Information

The DAX® Index Overview

Bloomberg Ticker Symbol: DAX

The DAX® Index consists of the 40 largest companies in terms of market capitalisation on the Regulated Market of FWB® Frankfurt Stock Exchange that fulfil certain minimum quality and profitability requirements. The underlying index publisher with respect to the DAX® Index is STOXX® Limited, or any successor thereof. The DAX® Index was first published on July 1, 1988 with a base value of 1,000 as of December 30, 1987. The DAX® Index is calculated as a gross return index on the basis of full dividend reinvestment, thus fully reflecting the actual performance of an investment in the index portfolio. For additional information about the DAX® Index, see “Annex A — the DAX® Index” below.

The closing level of the DAX Index on March 16, 2026 was 23,564.01. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

DAX Index Daily Closing Levels January 1, 2021 to March 16, 2026

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EURO STOXX 50® Index Overview

Bloomberg Ticker Symbol: SX5E

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The underlying index publisher with respect to the EURO STOXX 50® Index is STOXX® Limited, or any successor thereof. The EURO STOXX 50® Index was first published on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The component stocks of the EURO STOXX 50® Index have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The closing level of the SX5E Index on March 16, 2026 was 5,739.01. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

SX5E Index Daily Closing Levels January 1, 2021 to March 16, 2026

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STOXX® Europe 600 Index Overview

Bloomberg Ticker Symbol: SXXP

The STOXX® Europe 600 Index is a free float market capitalization weighted index that provides exposure to the 600 largest companies in Europe. The underlying index publisher with respect to the STOXX® Europe 600 Index is STOXX® Limited, or any successor thereof. Publication of the STOXX® Europe 600 Index is based on an initial STOXX® Europe 600 Index value of 100 as of December 31, 1991. For additional information about the STOXX® Europe 600 Index, see the information set forth under “STOXX® Europe 600 Index” in the accompanying index supplement.

The closing level of the SXXP Index on March 16, 2026 was 598.47. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

SXXP Index Daily Closing Levels January 1, 2021 to March 16, 2026

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Trigger PLUS:	The accompanying product supplement refers to these Trigger PLUS as the “securities.”
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

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MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A—The DAX® Index

All information contained in this document regarding the DAX® Index (the “DAX”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX® Limited. The DAX is calculated, maintained and published by STOXX® Limited. STOXX® Limited has no obligation to continue to publish, and may discontinue publication of, the DAX.

The DAX is reported by Bloomberg L.P. under the ticker symbol “DAX.”

The DAX® Index is a free float market capitalization-weighted index that tracks the 40 largest companies measured in terms of their market capitalization listed on the FWB® Frankfurt Stock Exchange’s (the “FSE”) Regulated Market and which meet certain minimum quality and profitability requirements. The weight of any single component in the DAX® Index is capped at 15% of the DAX® Index capitalization, measured quarterly. From December 2020 through March 2024, the DAX® Index made a series of significant changes to its methodology, including expanding the number of constituents from 30 to 40 and modifying its selection and qualification rules.

The DAX® Index is calculated as a gross return index on the basis of full dividend reinvestment, thus fully reflecting the actual performance of an investment in the index portfolio.

DAX Investable Universe

The DAX investable universe comprises all common stocks and equities with similar characteristics listed on the FSE that provide real-time and historical component and currency pricing.

Basic Criteria

To be eligible for inclusion or to remain in the DAX, a set of basic criteria has to be met, including:

●having an existing listing on the FSE’s Regulated Market;

●trading continuously on Deutsche Börse AG’s electronic trading system, Xetra®;

●having a minimum free float of 10%;

●in the case of foreign companies, having a registered office in the European Union (“EU”)/European Free Trade Association (“EFTA”) or a principal place of business in Germany;

●publishing an audited annual financial report prepared in accordance with the German Securities Trading Act (“Wertpapierhandelsgesetz” — “WpHG”). The report must normally be made publicly accessible within 90 days of the end of the reporting period; however, an additional grace period permits publication within four months of the end of the reporting period. In the case of issuers whose registered office is in a member state of the EU or the EFTA, the report must be in accordance with the national law of the state in which the company is registered. In the case of issuers whose registered office is in a third country, the report must be in accordance the German Commercial Code, subject to certain exemptions;

●publishing a half-yearly financial report (for the first six months of the fiscal year) prepared in accordance with the requirements of the WpHG. The report must normally be made publicly accessible within 45 days of the end of the reporting period; however, an additional grace period permits publication within three months of the end of the reporting period.

●publishing a quarterly statement or quarterly financial report for the first and third quarters of the fiscal year. The quarterly statement or quarterly financial report must meet the follow-up obligations for the Regulated Market’s Prime Standard regarding the content of the report, the period covered and the format. Publication shall normally be made within 45 days of the end of the reporting period; however, an additional grace period permits publication within 75 days of the end of the reporting period;

●not departing from recommendations C.10 (solely as regards its applicability to the Chair of the Audit Committee), D.8 and D.9 of the German Corporate Governance Code;

●for companies that are newly listed on the FSE’s Regulated Market and that have not issued a mandatory annual Declaration of Compliance at the time of listing are deemed to meet the criterion provided that the company’s management board (”Vorstand”) and supervisory board (“Aufsichtsrat”), publishing a statement on the company’s website confirming that the company does not depart from the recommendations above. Foreign companies that are not required to publish a Declaration of Compliance with the German Corporate Governance Code are deemed to meet the criterion provided that they have published on their website a statement confirming that they do not depart from the recommendations above, as these apply to their legal form and jurisdiction; and

●meeting minimum liquidity on the FSE:

●Initial eligibility: To qualify for ranking, stocks that are not an index component at the review cutoff date must have a minimum order book volume over the last 12 months of EUR 1bn, or a turnover rate of 20%. Stocks that do not meet this criterion will not be ranked.

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●Continued eligibility: To qualify for continued membership in the DAX, stocks that are index components at the review cutoff date must have a minimum order book volume over the last 12 months of at least EUR 0.8bn, or a turnover rate of 10%. Stocks that do not met this criterion will not be ranked until they meet the initial eligibility requirement again.

Breaches of the Basic Criteria

Companies no longer meeting the basic criteria necessary in order to remain in the DAX are removed from the DAX, where the type of basic criteria the company is breaching determines the timing of the removal.

A breach of one of the following basic criteria leads to an exclusion from the DAX with two days’ notice from the date that STOXX® Limited becomes aware of the breach:

●minimum free float;

●listing on Regulated Market of FSE;

●continuous trading;

●timely publication of the audited annual financial report;

●timely publication of the half-yearly financial report; or

●timely publication of the quarterly statement or quarterly financial report.

A breach of the timely reporting requirement is deemed to exist if a company fails to publish the required financial reports by the end of the additional grace period:

●In the case of the annual financial report, within four months of the end of the relevant reporting period;

●In the case of the annual financial report for companies newly admitted to the Regulated Market of Frankfurt Stock Exchange, within five months of the end of the relevant reporting period;

●In the case of the half-yearly financial report, within three months of the end of the relevant reporting period; and

●In the case of the quarterly statement or quarterly financial report, within 75 days of the end of the relevant reporting period

The subsequent withdrawal of the required financial reports or statements, or of the audit opinion where required, after the periods above is deemed to be the equivalent of a breach of the timely reporting requirement. The standard notice period of two trading days for all of the breaches above will be extended if necessary so as to ensure that the effective date does not conflict with the monthly selection list cutoff date and publication dates, or with the review implementation process.

Compliance with the basic criteria of adherence to the required recommendations of German Corporate Governance Code or minimum liquidity is monitored on a monthly basis as part of the selection list creation process. A breach of these criteria will leave the respective company without a rank on the relevant monthly selection list and until next index review. The company will then be removed from the DAX during the index review process.

Stocks of companies that are in breach of the financial reporting criteria will remain ranked on the current selection list until the end of the month in question, but the companies will not be eligible for index membership. If a company that has been excluded from the DAX subsequently meets the financial reporting requirements, its stock can again be ranked on the next selection list if it meets the necessary criteria.

Index Review

The DAX is reviewed on a regular basis to reflect the latest developments on the stock markets, and hence to ensure a transparent and up-to-date index basket. This review implementation process (also known as “rebalancing”) is performed quarterly after the close on every third Friday in March, June, September and December, and the changes take effect as of the next trading day. If the implementation date falls on a non-trading day, it is brought forward by one trading day.

Changes to index components are announced after 10:00 p.m. CET on the third trading day of the review month.

Selection List

STOXX® Limited creates and publishes the selection list for the DAX on a monthly basis. The reporting date for collecting data (the selection list cutoff date) is the last trading day of the month for which the selection list is being created. Selection lists are created by noting the parameters relevant for allocating ranks (i.e., the number of shares, the free-float factor and the volume-weighted average price (“VWAP”)) at the selection list cutoff date and then determining the free-float market capitalization for each company. Share classes that meet the basic criteria set out above are ranked by free-float market capitalization. Share classes that do not meet the basic criteria set out above are also included in the selection list but are not ranked. Compliance with the basic criteria is also assessed as of the cutoff date. Selection lists are published after 10:00 p.m. CET on the third trading day of a month.

An adjusted volume-weighted average price over 20 trading days (“20-trading day adjusted VWAP”) is used to calculate the free-float market capitalization. This is calculated for each share class as the average of the daily VWAPs, which are based on Xetra® prices, for

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the last 20 trading days, and is adjusted for corporate actions. The 20-trading day adjusted VWAP on the last trading day of a month is used to generate the selection list.

All of the share classes listed on the FSE’s Regulated Market segment are included in the selection list for the DAX. Companies that were initially listed on the FSE also must have been listed on the Regulated Market or Scale for a minimum of 30 trading days.

Each ISIN under which shares in a company are traded is considered to be a separate class for this purpose. If a company has several share classes, only the largest share class (measured by free-float market capitalization) is ranked.

To be considered eligible for inclusion in the DAX, companies that are not already index components when the selection list is compiled must meet an additional profitability requirement of having positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the two most recent fiscal years as calculated by Refinitiv. If a company would be eligible for inclusion in the DAX based on its free-float market capitalization rank but does not meet the EBITDA criterion, the next-ranked company in the selection list that meets the EBITDA criterion will be considered for inclusion.

Exclusion from Ranking

●Companies that do not meet the necessary liquidity criteria for initial or continued eligibility are not ranked.

●Companies for which the FSE has published a decision to revoke their admission under the Stock Exchange Rules are not ranked.

●Any security that has been deleted due to mergers or takeovers in the last 6 months as of the cut-off date is not ranked.

●Companies for which an insolvency event has occurred are not ranked. An insolvency event shall be deemed to have occurred if STOXX® Limited has been informed by the constituent, a national competent authority or a court in writing or via a public announcement (other than by entry in a register) that:

a.Insolvency proceedings (any applicable insolvency, bankruptcy, dissolution, liquidation or winding-up proceedings, or similar proceedings in relation to the assets of a DAX constituent) have been filed or will be filed against the constituent’s assets; or

b.Insolvency proceedings have been opened in relation to the constituent; or

c.The constituent is seeking or has become subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or

d.Insolvency proceedings have been rejected due to insufficient assets; or

e.The constituent is in liquidation as a result of insolvency proceedings, a shareholders’ resolution or otherwise.

STOXX® Limited reserves the right to exclude certain companies from being ranked in the selection list (i) to ensure that the composition of the DAX reflects the market and/or economic reality that the DAX aims to represent and (ii) to avoid application of the rules leading to misrepresentations in unforeseeable circumstances.

Component Selection

The composition of the DAX is reviewed on a quarterly basis to reflect Fast Exit and Fast Entry rules, and semi-annually to reflect Regular Exit and Regular Entry rules (see “Overview of rules” below). Decisions regarding changes to the composition of the DAX are published after 10:00 p.m. CET on the third trading day in March, June, September and December; publication is by way of a press release and online at Index Updates – STOXX (stoxx.com).

Overview of rules

FF MCap: free float market capitalization

	Candidate rank FF MCap	Alternate candidate rank FF MCap	March	June	September	December
Fast Exit	60	-	X	X	X	X
Fast Entry	33	-	X	X	X	X
Regular Exit	53	47	X		X
Regular Entry	40	47	X		X

The selection of companies in the DAX is is based on free float market capitalisation. The currently valid selection list always forms the basis for the application of the rules outlined below. The four rules are applied successively.

1. Fast Exit: A company in the DAX is replaced if its free-float market capitalization ranks lower than the candidate rank (see the “Overview of rules” table), e.g., if its free-float market capitalization ranks worse than 60th in the DAX rankings. It is replaced by the highest-ranked company that is not a component of the DAX.

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2. Fast Entry: A company is included in the DAX if it ranks the same as or better than the candidate rank in terms of its free-float market capitalization, e.g., if it ranks better than or equal to 33rd for the free-float market capitalization criterion in the DAX rankings. The lowest-ranked company in the DAX is removed from the DAX.

3. Regular Exit: A company in the DAX will be replaced if it ranks lower than the candidate rank of 53rd in terms of its free-float market capitalization. It will be replaced by the highest-ranked company that (i) satisfies the alternate candidate rank requirement of ranking better than or equal to 47th by free-float market capitalization in the DAX rankings and (ii) is not a component of the DAX. However, no change will be made if no company fulfils the alternate candidate rank requirement.

4. Regular Entry: A company will be included in the DAX if it ranks the same as or better than the candidate rank in terms of its free-float market capitalization (e.g., if it ranks better than or equal to 40th for free-float market capitalization in the DAX rankings). The lowest-ranked company in the DAX that is ranked lower than the alternate candidate rank requirement of ranking better than or equal to 47th by free-float market capitalization in the DAX is excluded. However, no change will be made if no company fulfills the alternate candidate rank requirement.

STOXX® Limited. may deviate from rules 1–4 mentioned above. STOXX® Limited may deviate from Rules 1–4 above in exceptional cases such as takeovers announced at short notice or significant changes in the free float.

Index Calculation

The DAX is calculated using the Laspeyres formula, which measures price changes against a fixed base quantity weight.

The formula for calculating the DAX value can be expressed as follows:

DAX® Index	=	Free Float Market Capitalization of the DAX® Index
Divisor

The “free float market capitalization of the DAX® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the DAX is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock.

DAX® Index Divisor – Corporate Action and Index Reviews.

The DAX’s divisor is adjusted to maintain the continuity of the index’s values across changes due to corporate actions and index reviews. Changes in weights due to corporate actions are distributed proportionally across all index components. The divisor is calculated by starting with the previous divisor in effect for the DAX (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the DAX, plus or minus the difference between the closing market capitalization of the DAX and the adjusted closing market capitalization of the DAX, and the denominator of which is the previous free float market capitalization of the DAX. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a relevant corporate action as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. STOXX® Limited will correct calculation errors without delay on the dissemination days on which they occur, provided that it becomes aware of such errors before 3:30 p.m. CET on the day in question, and that this is technically and operationally feasible. STOXX® Limited will not change an index’s intraday composition. If STOXX® Limited becomes aware of a calculation error at or after 3:30 p.m. CET, it will aim to correct it as of the end of the next dissemination day; this also includes corrections to DAX constituents.

Corporate Actions

STOXX® Limited adjusts the divisor for the DAX to maintain the continuity of the DAX® Index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable). All adjusted prices consider withholding taxes, where applicable, based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1)	Cash Dividends	Divisor: decreases
New adjusted price = closing price on the day before the ex- date – dividend announced by the company
(2)	Special Cash Dividends	Divisor: decreases
New adjusted price = closing price on the day before the ex- date – dividend announced by the company
(3)	Splits and Reverse Splits	Divisor: unchanged

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New adjusted price = closing price on the day before the ex- date * A / B New adjusted number of shares = number of shares on the day before the ex-date * B / A
(4)	Rights Offerings	Divisor: increases

New adjusted price = (closing price on the day before the ex- date * A + subscription price * B) / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the exdate (out-of-the-money), then no adjustment is made. If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

A rights offering is considered to be a highly dilutive rights issue if the share ratio is larger than or equal to 200%.

If a highly dilutive rights issuance is fully underwritten, it will be implemented as described above.

If a highly dilutive rights issuance is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

●The rights will be included into the DAX with a theoretical price on the ex-date with the same parameters as the parent company.

●The rights will be removed at the close of the day they start to trade based on its closing price.

●If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

If a highly dilutive rights issuance is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:

●The rights will be included into the DAX with a theoretical price on the ex-date with the same parameters as the parent company.

●The rights will be removed on the ex-date at close, using a price of 0.0000001 in local currency.

●If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

(5)	Stock Dividends	Divisor: unchanged
New adjusted price = closing price on the day before the ex- date * A / (A + B) New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A
(6)	Stock Dividends from Treasury Stock	Divisor: decreases
New adjusted price = closing price on the day before the ex- date – closing price on the day before the ex- date * B / (A + B)
(7)	Stock Dividends from Redeemable Shares	Divisor: decreases

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

●A separated share line with a fixed price

●Ordinary shares that are self-tendered on the same ex-date

New adjusted price = closing price on the day before the ex- date - closing price on the day before the ex- date * B / (A + B)

(8)	Stock Dividends from Another Company	Divisor: decreases
New adjusted price = [(closing price on the day before the ex- date * A) – [(1 – withholding tax) * price of other company * B]] / A
(9)	Returns of Capital and Share Consolidations	Divisor: decreases

New adjusted price = [closing price on the day before the ex- date – capital return announced by company * (1– withholding tax)] * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

(10)	Repurchase of Shares / Self-Tenders	Divisor: decreases

New adjusted price = [(closing price on the day before the ex- date * number of shares on the day before the ex-date) – (tender price * number of tendered shares)] / new adjusted number of shares

New adjusted number of shares = number of shares on the day before the ex-date – number of tendered shares

(11)	Spin-Offs	Divisor: unchanged on ex-date

New adjusted price of parent company = (closing price on the day before the ex- date * A – price of spun-off shares * B) / A

New number of shares for the spun-off company = number of shares on the day before the ex-date of parent company * B / A

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(12)	Combination of Stock Distribution (Dividend or split) and Rights Offerings

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one, all the following “new number of shares” formulas need to be divided by A.

	If rights are applicable after stock distribution (one action applicable to another):	Divisor: increases

New adjusted price = [closing price on the day before the ex- date * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New adjusted number of shares = number of shares on the day before the ex-date * [(A + B) * (1 + C / A)] / A

	If stock distribution is applicable after rights (one action applicable to another)	Divisor: increases

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / [(A + C) * (1 + B / A)]

New adjusted number of shares = number of shares on the day before the ex-date * (A + C) * (1 + B / A)

	Stock distribution and rights (neither action is applicable to the other)	Divisor: increases

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / (A + B + C)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B + C) / A

(13)	Addition/Deletion of Companies

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization between added and deleted companies of the DAX increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

(14)	Free Float and Share Changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the total market capitalization of the DAX increases (decreases), then the divisor increases (decreases). If there is no change, then the divisor remains unchanged.

Free Float

Free float refers to the freely tradeable shares of a company that are not held in fixed ownership. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float.

1.Free float does not include shares held by:

a.Asset managers and trust companies;

b.Funds and pension funds; and

c.German or foreign investment companies (excluding insurance companies) as part of their special fund assets,

in each case as identified using the register of companies maintained by the competent financial supervisory authority, provided that the shares are held as part of short-term investment strategies and the size of the shareholding does not exceed 25% of the company’s total number of shares. This does not apply to shareholdings held by venture capital companies, government funds or their financial agencies, or supranational funds. In this context, shares for which the acquirer has, at the time of purchase, clearly and publicly stated that strategic goals are being pursued, and that the intention is to influence the company’s policies and ongoing business in the long term, are not deemed to be short-term investments in this context. In addition, shares acquired via a public purchase offer are not deemed to be short-term investments.

2.In the case of an ongoing takeover, the absolute number of shares held by the acquirer is taken from the companies’ publications of the results of the tender offer pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz — WpÜG). The free float is then calculated as a proportion of the total number of shares in the target company.

Shares that are controlled by acquiring companies via derivatives are also included when determining the free float. The derivatives must be both subject to registration and actually registered in line with the provisions of the WpHG and WpÜG.

The criteria set out in numbers 1 and 2 above are also applied in full to classes of shares that are subject to restrictions of ownership. When determining the free float as described above, each ISIN under which shares are traded is deemed to be a separate share class.

The free-float factors and the outstanding number of shares are reviewed quarterly on the basis of the most recent available data. The final data is published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. If STOXX® Limited determines and publishes a company’s free float as part of a quarterly review, the free-float factor will not be changed or corrected until the next review implementation date unless it is affected by a corporate action, as discussed above, prior to the next review date.

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Extraordinary adjustments may be made prior to the next quarterly review to reflect changes to the number of shares and/or free-float factors due to corporate actions. The timing depends on the magnitude of the change:

●Changes to the number of shares due to stock dividends, splits, rights issues, etc. are implemented immediately and take effect on the next trading day.

●Changes of more than ± 10% in the total number of shares from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.

●Free-float factor changes in excess of ± 5 percentage points from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.

●Changes to the combined free-float-adjusted number of shares in excess of ± 10% from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.

●All other applicable changes are announced on the next quarterly underlying data announcement date, are implemented on the quarterly implementation date and take effect on the next trading day after implementation.

Market Capitalization and Free-Float Market Capitalization

Market capitalization for a company’s share class is defined as the product of the number of shares in a company’s share class times the price of that share class.

Free-float market capitalization is equal to the product of the free-float factor times the full market capitalization.

Weighting Cap Factors

Components of the DAX are capped at a maximum weight of 15% on a quarterly basis. Weighting cap factors are used to achieve diversification, and avoid a single component dominating the DAX. Group entity capping and intra-quarter capping also apply to the DAX.

Group Entity Capping

A group entity is a group of companies that are related to each other, based on the definition and calculation from LSEG Quantitative Analytics Database (Field: UltimateParentOrgPermID). If two or more securities within the same index share the same LSEG Quantitative Analytics Database Ultimate Parent ID, then they are considered a group entity for weighting cap factor purposes.

STOXX® Limited will publish a list of identified group entities of the underlying universe on the 1st trading day of the review month (March, June, September and December) at 10:00 p.m. CET. It will be based on the underlying universe for the upcoming quarterly index review.

The list will be published containing security name, identifier and flag indicating group entity. First, single component weighting cap factors are calculated by carrying out single component capping as per the component cap limit of the index in question. After the application of single component capping, it is checked whether a group entity, based on the aforementioned list, has a combined index weight above 30% as largest constituent, or 15%, if not the largest. In that case, the group entity will be capped to 30% or 15% weight respectively by applying the same group entity weighting cap factor to all securities comprising that group. Excess weight is redistributed to the remaining group entities on a pro-rata basis, up to a maximum of 15% index weight per security. To calculate the final weighting cap factors, the weighting cap factors resulting from the group entity capping are multiplied with the single component weighting cap factors.

Intra-Quarter Capping

Intra-quarter capping will be triggered if the weight of a component exceeds 20% based on closing prices on a given trading day. Should one component exceed this threshold, the component’s weight will be capped extraordinarily to 15%. Any other component exceeding 15% index weight will subsequently be capped to 15%, until no component exceeds 15% index weight.

The timetable for the process is as follows:

●Date t: Weight exceeds 20% at the close of market

●Date t+1: Announcement of the new weighting cap factors after close of market

●Date t+3: Implementation of the new weighting cap factors after close of market

●Date t+4: Effective date

Violations of the 20% threshold between dates t+1 and t+3 do not trigger another capping.

Adjusted Volume-Weighted Average Price

The volume-weighted average price (VWAP) is defined as the sum of the product of execution price and volume of each trade for a stock during the calculation period, divided by the total trading volume of that stock during the calculation period.

The VWAP is adjusted for corporate actions that occur during the calculation period. The adjusted VWAP is calculated as follows:

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with

and

Where:

afi,t	= adjustment factor for stock (i) at time (t)
ci,t	= correction factor for stock (i) at time (t)
ci,t-1	= correction factor for stock (i) on the previous day (t-1). This is set to 1 at the start of the calculation period (usually 20 trading days before the review cutoff date).
ci,t-1=c	= correction factor for stock (i) at the selection list cutoff (t=c)
pi,t-1	= close price for stock (i) on the previous day (t-1)
P(adj)i,t-1	= adjusted close price for stock (i) on the previous day (t-1)

Turnover Rate

A turnover rate is calculated for each stock on the selection list. It is determined as the ratio of the 12-month order book volume to the free-float market capitalization.

Order Book Volume

The order book volume is the total turnover recorded on Xetra® and the FSE for a company’s various share classes. If the daily order book volumes for a company are not available for the whole 12-month period because it only started trading, or its initial listing on a segment governed by one of the transparency standards only took place, at a later date, the order book volumes for the first 20 trading days are ignored and the remaining data is extrapolated linearly over the 12 months. However, this procedure is only applicable to companies that have been traded for at least 30 days as of the reporting date, and if at least ten days’ worth of order book volumes can be used for extrapolation.

If a company has changed its trading segment (Scale, General Standard or Prime Standard), the order book volume from the previous segment is used as of the selection list cutoff date following the segment change, provided that the company has a total trading history of more than 30 days.

Ongoing Maintenance

•Replacements: Deleted companies are replaced by the highest-ranked stock from the most recent selection list that is not included in the DAX.

•Ad hoc exit: A company that is in breach of the basic criteria is removed from the DAX as described in “Breaches of Basic Criteria” above.

•Ad hoc entry: Not applicable.

•Spin-offs: Spin-off stocks are deleted at the close of the day on which they start trading.

Advisory Board

The Advisory Board for Equity Indices (“Arbeitskreis Aktienindizes”) (the “Advisory Board”) provides advice on topics related to indices administered by STOXX® Limited. It is an advisory body consisting of employees appointed by STOXX® Limited and representatives of other national and international financial institutions. The Advisory Board usually meets bi-annually in March and September, though extraordinary meetings may also be convened.

The securities are not sponsored, endorsed, sold or promoted by STOXX® Limited. STOXX® Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The DAX® Index is determined, composed and calculated by STOXX® Limited without regard to Morgan Stanley or the securities. STOXX® Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the DAX® Index. STOXX® Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. STOXX® Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

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